Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Comm.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	Jennifer@cwcomm.org

PDL BioPharma Completes Exchange to Retire $92.0 Million of
2.00% Convertible Notes due August 2012

INCLINE VILLAGE, NV, November 5, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) announced today that it has completed the exchange of $92.0 million in aggregate principal of the Company’s outstanding 2.00% Convertible Senior Notes due February 15, 2012 (the 2012 Notes) in separate, privately negotiated exchange transactions with the note holders.  Pursuant to the exchange transactions, the note holders received $92.0 million in aggregate principal of new 2.875% Convertible Senior Notes due February 15, 2015 (the 2015 Notes).  As part of the transaction, the Company also placed an additional $88.0 million in aggregate principal of the 2015 Notes.   Following the exchange transactions, $136.0 million of the 2012 Notes remain outstanding.  The conversion rate for the 2015 Notes is 140.571 shares of common stock per $1,000 principal amount of the 2015 Notes or $7.11 per share of common stock.  The shares of the Company’s common stock issuable upon the conversion of the 2015 Notes have been reserved for issuance by the Company and listed on the NASDAQ Stock Market.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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